Exhibit (4)

Agreement and Plan of Reorganization

AGREEMENT AND PLAN OF REORGANIZATION

               THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of ___, 2005 is entered into by and between WT Mutual Fund, a Delaware statutory trust (the “WT Trust”), acting on its own behalf and on behalf of those of its portfolios that are identified on Schedule A to this Agreement, and CRM Mutual Fund Trust, a Delaware statutory trust (the “CRM Trust”), acting on its own behalf and on behalf of those of its portfolios that are identified on Schedule A to this Agreement;

W I T N E S S E T H:

               WHEREAS, the WT Trust is organized as a series management investment company and is registered with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), and currently publicly offers shares of beneficial representing interests in, among others, the four separate portfolios that are listed on Schedule A as the “Current Funds”;

               WHEREAS, the Trustees of the WT Trust have designated multiple classes of shares that represent interests in each Current Fund, and each of these classes is listed on Schedule B and is referred to in this Agreement as a “Current Fund Class”;

               WHEREAS, the CRM Trust has been established to continue the Current Funds in a separate trust structure following the reorganization contemplated by this Agreement (the “Reorganization”) and has filed a registration statement with the SEC under the U.S. Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act;

               WHEREAS, in anticipation of the Reorganization, the Trustees of the CRM Trust have established four portfolios corresponding to the Current Funds (each a “New Fund”), and have designated multiple classes of shares of beneficial interest in each New Fund corresponding to the Current Fund Classes (each a “New Fund Class”), which are listed, respectively, on Schedule A and Schedule B;

               WHEREAS, the Reorganization will occur through (a) the transfer of all of the assets of each Current Fund to the corresponding New Fund; (b) the assumption by each New Fund of all of the liabilities of the corresponding Current Fund, (c) the issuance by each New Fund to the corresponding Current Fund of shares of beneficial interest in the New Fund (“New Fund Shares”) having an aggregate net asset value equal to the aggregate net asset value of the shares of the corresponding Current Fund immediately prior to the Reorganization (the “Current Fund Shares”); and (d) distribution by each Current Fund of the New Fund Shares it has received to its shareholders;

               WHEREAS, the parties intend that the transactions described in the preceding paragraph constitute reorganizations described in Section 368(a)(1)(F) of the Code; and

               WHEREAS, the Reorganization is subject to, and shall be effected in accordance with, the terms of this Agreement, which is intended to be and is adopted by the WT Trust, on its own behalf and on behalf of the Current Funds, and by the CRM Trust, on its own behalf and on behalf of the New Funds, as a Plan of Reorganization within the meaning of Section 368 of the Code;

Exhibit A

               NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Any capitalized terms used herein and not otherwise defined shall have the meanings set forth in the preamble or background of this Agreement. In addition, the following terms shall have the following meanings:

          Section 1.1. “Assets” shall mean all assets including, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on a Current Fund’s books, and other property owned by a Current Fund at the Effective Time.

          Section 1.2. “Closing” shall mean the consummation of the transfer of assets, assumption of liabilities and issuance of shares described in Sections 2.1 and 2.2 of this Agreement, together with the related acts necessary to consummate the Reorganization, to occur on the date set forth in Section 3.1.

          Section 1.3. “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

          Section 1.4. “CRM” shall mean Cramer Rosenthal McGlynn LLC, a Delaware limited liability company.

          Section 1.5. “CRM Registration Statement” shall have the meaning set forth in Section 5.4.

          Section 1.6. “Current Fund” shall mean those of the WT Trust’s portfolios listed on Schedule A under the caption “Current Funds”. For the avoidance of doubt, “Current Fund” shall not include any other portfolios of the WT Trust.

          Section 1.7. “Current Fund Class” shall mean each class of shares of beneficial interest of the WT Trust representing an interest in a Current Fund as listed on Schedule B under the caption “Current Fund Classes”.

          Section 1.8. “Current Fund Shares” shall mean the shares of the Current Funds outstanding immediately prior to the Reorganization.

          Section 1.9. “Effective Time” shall have the meaning set forth in Section 3.1.

          Section 1.10. “Liabilities” shall mean all liabilities of a Current Fund including, without limitation, all debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not determinable at the Effective Time, and whether or not specifically referred to herein.

          Section 1.11. “New Fund” shall mean each of the portfolios of the CRM Trust, each of which shall correspond to one of the Current Funds as shown on Schedule A under the caption “New Funds”.

          Section 1.12. “New Fund Class” shall mean each class of shares of beneficial interest of the CRM Trust representing an interest in a New Fund, each of which shall correspond to one of the Current Fund Classes as shown on Schedule B under the caption “New Fund Classes”.

          Section 1.13. “New Fund Shares” shall mean those shares of beneficial interest in a New Fund, issued to a Current Fund in consideration of the New Fund’s receipt of the Current Fund’s Assets.

          Section 1.14. “Registration Statements” shall have the meaning set forth in Section 5.4.

          Section 1.15. “RIC” shall mean a regulated investment company under Subchapter M of the Code.

          Section 1.16. “SEC” shall mean the U.S. Securities and Exchange Commission.

          Section 1.17. “Shareholder(S)” shall mean a Current Fund’s shareholder(s) of record, determined as of the Effective Time.

          Section 1.18. “Transfer Agent” shall have the meaning set forth in Section 2.2.

          Section 1.19. “WT Registration Statement” shall have the meaning set forth in Section 5.3.

          Section 1.20. “1933 Act” shall mean the U.S. Securities Act of 1933, as amended.

          Section 1.21. “1940 ACT” shall mean the U.S. Investment Company Act of 1940, as amended.

ARTICLE II
PLAN OF REORGANIZATION

          Section 2.1. The WT Trust shall, on behalf of each Current Fund, assign, sell, convey, transfer and deliver all of the Assets of each Current Fund to its corresponding New Fund. The CRM Trust, on behalf of each New Fund, shall in exchange therefor:

               (a) issue and deliver to the applicable Current Fund the number of full and fractional (rounded to the third decimal place) New Fund Shares of each New Fund Class designated in Schedule B equal to the number of full and fractional Current Fund Shares of each corresponding Current Fund Class designated in Schedule B that are issued and outstanding immediately prior to the Effective Time; and

               (b) assume all of the applicable Current Fund’s Liabilities.

Such transactions shall take place at the Closing and shall be effective at the Effective Time.

          Section 2.2. At the Effective Time, each New Fund Share issued pursuant to Section 5.1 shall be redeemed by the applicable New Fund for $1.00. At the Effective Time (or as soon thereafter as is reasonably practicable), each Current Fund shall distribute to each of its

Shareholders, determined as of the Effective Time, a number of full and fractional New Fund Shares received by the Current Fund pursuant to Section 2.1 equal to the corresponding number and class of full and fractional Current Fund Shares then held by that Shareholder, in exchange for and in complete redemption of such Current Fund Shares, and will completely liquidate. Such distribution shall be accomplished through opening accounts, by the transfer agent for the CRM Trust (the “Transfer Agent”), on each New Fund’s share transfer books in the Shareholders’ names and transferring the New Fund Shares to such accounts. Each Shareholder’s account shall be credited with the respective pro rata number of full and fractional (rounded to the third decimal place) New Fund Shares of each New Fund Class due that Shareholder. All outstanding Current Fund Shares, including those represented by certificates, if any, shall simultaneously be deemed to have been redeemed by the WT Trust. The CRM Trust shall not issue certificates representing the New Fund Shares in connection with the Reorganization. However, certificates representing Current Fund Shares, if any, shall represent New Fund Shares after the Reorganization.

          Section 2.3. As soon as reasonably practicable after distribution of the New Fund Shares pursuant to Section 2.2, the WT Trust shall dissolve the Current Funds as portfolios of WT Trust.

          Section 2.4. Any transfer taxes payable on the issuance of New Fund Shares in a name other than that of the registered holder of the Current Fund Shares exchanged therefor shall be paid by the person to whom such New Fund Shares are to be issued, as a condition of such transfer.

          Section 2.5. Any reporting responsibility of the WT Trust or each Current Fund to a public authority is, and shall remain, its responsibility up to and including the date on which it is terminated.

          Section 2.6. All books and records of the Current Fund, including all books and records required to be maintained under the 1940 Act, and the rules and regulations thereunder, shall be available to the New Fund from and after the Closing and shall be turned over to the New Fund as soon as practicable following the Closing.

          Section 2.7. The value of the Assets to be acquired by the New Fund hereunder shall be computed as of the Effective Time using the valuation procedures set forth in the Current Funds’ then-current prospectus and statement of additional information.

ARTICLE III
CLOSING

          Section 3.1. The Closing shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022 on ___, 2005, or on such other date and at such other place upon which the parties may agree. All acts taking place at the Closing shall be deemed to take place simultaneously as of the WT Trust’s and the CRM Trust’s close of business on the date of the Closing or at such other time as the parties may agree (the “Effective Time”).

          Section 3.2. The WT Trust or its fund accounting agent shall deliver to the CRM Trust at the Closing a certificate of an authorized officer verifying that the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities transferred by the Current Funds to the New Funds, as reflected on the New Funds’ books immediately following the Closing, does or will conform to such information on the Current Funds’ books immediately before the Closing. The WT Trust shall cause the custodian for each Current Fund to deliver at the Closing a certificate of an authorized officer of the custodian stating that (a) the Assets held by the custodian will be transferred to each corresponding New Fund at the Effective Time and (b) all necessary taxes in conjunction with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or a provision for payment has been made.

          Section 3.3. The WT Trust’s transfer agent shall deliver to the CRM Trust’s transfer agent at the Closing a list of the names and addresses of each Shareholder of each Current Fund and the number of outstanding Current Fund Shares of the Current Fund Class owned by each Shareholder, all as of the Effective Time, certified by the WT Trust’s Secretary or Assistant Secretary. The CRM Trust shall cause the Transfer Agent to deliver at the Closing a certificate as to the opening on each New Fund’s share transfer books of accounts in the Shareholders’ names. The CRM Trust shall issue and deliver a confirmation to the WT Trust evidencing the New Fund Shares to be credited to each corresponding Current Fund at the Effective Time or provide evidence satisfactory to the WT Trust that such shares have been credited to each Current Fund’s account on such books. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, stock certificates, receipts, or other documents as the other party or its counsel may reasonably request.

          Section 3.4. The WT Trust and the CRM Trust shall deliver to the other at the Closing a certificate executed in its name by its President or a Vice President in form and substance satisfactory to the recipient and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated by this Agreement.

          Section 3.5. If at the Closing (a) any of the markets for securities held by any Current Fund are closed to trading, or (b) trading thereon is restricted, or (c) trading or reporting of trading on said markets or elsewhere is disrupted, all so that accurate appraisal of the total net asset value of the Current Fund is impracticable, the Closing shall be postponed until the first business day after the day when such trading shall have been fully resumed and reporting shall have been restored, or such other date as the parties may agree.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

          Section 4.1. The WT Trust represents and warrants on its own behalf and on behalf of each Current Fund as follows:

               (a) The WT Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware;

               (b) The WT Trust is duly registered as an open-end series management investment company under the 1940 Act, and such registration is in full force and effect;

               (c) Each Current Fund is a duly established and designated portfolio of the WT Trust;

               (d) At the Closing, each Current Fund will have good and marketable title to its Assets and full right, power, and authority to sell, assign, transfer, and deliver its Assets free of any liens or other encumbrances, other than liens or other encumbrances incurred in the ordinary course of business; and upon delivery and payment for the Assets, the corresponding New Fund will acquire good and marketable title to the Assets;

               (e) The New Fund Shares are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof;

               (f) Each Current Fund is a “fund” as defined in Section 851(g)(2) of the Code; each Current Fund qualified for treatment as a RIC for each past taxable year since it commenced operations and will through the Effective Time continue to meet all the requirements for such qualification for its current taxable year (and the Assets will be invested at all times through the Effective Time in a manner that ensures compliance with the foregoing); each Current Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it; and each Current Fund has made all distributions for each such past taxable year that are necessary to avoid the imposition of federal excise tax or has paid or provided for the payment of any excise tax imposed for any such year;

               (g) The Liabilities were incurred by the Current Funds in the ordinary course of their business and are associated with the Assets;

               (h) The total adjusted basis of the Assets of each Current Fund transferred to each New Fund will equal or exceed the sum of the Liabilities to be assumed by each New Fund, plus the amount of Liabilities, if any, to which the transferred Assets are subject;

               (i) The WT Trust is not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of Section 368(a)(3)(A) of the Code;

               (j) As of the Effective Time, no Current Fund will have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire Current Fund Shares except for the right of investors to acquire its shares at net asset value in the normal course of its business as an open-end management investment company operating under the 1940 Act;

               (k) At the Effective Time, the performance of this Agreement shall have been duly authorized by all necessary action by the shareholders of each Current Fund;

               (l) The fair market value of the Assets of each Current Fund transferred to the corresponding New Fund will equal or exceed the sum of the Liabilities assumed by the New Fund plus the amount of Liabilities, if any, to which the transferred Assets are subject; and

               (m) Each Current Fund will pay its respective expenses, if any, incurred in connection with the Reorganization.

          Section 4.2. The CRM Trust represents and warrants on its own behalf, and on behalf of each New Fund, as follows:

               (a) The CRM Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware, and its Certificate of Trust has been duly filed in the office of the Secretary of State of Delaware;

               (b) At or prior to the Effective Time, the CRM Trust will become duly registered as an open-end management investment company under the 1940 Act;

               (c) At the Effective Time, each New Fund will be a duly established and designated series of the Trust;

               (d) No New Fund has commenced operations nor will any New Fund commence operations until after the Closing;

               (e) Prior to the Effective Time, there will be no issued and outstanding shares in any New Fund or any other securities issued by the CRM Trust on behalf of any New Fund, except as provided in Section 5.1;

               (f) The New Fund Shares to be issued and delivered to the corresponding Current Fund hereunder will, at the Effective Time, have been duly authorized and, when issued and delivered as provided herein, will be duly and validly issued and outstanding shares of the New Fund, fully paid and non-assessable;

               (g) Each New Fund will be a “fund” as defined in section 851(g)(2) of the Code and will meet all the requirements to qualify for treatment as a RIC for its taxable year in which the Reorganization occurs;

               (h) There is no plan or intention for any of the New Funds to be dissolved or merged into another corporation or business trust or “fund” thereof (within the meaning of section 851(g)(2) of the Code) following the Reorganization; and

               (i) Each New Fund will pay its respective expenses, if any, incurred in connection with the Reorganization.

          Section 4.3. Each of the WT Trust and the CRM Trust, on its own behalf and on behalf of each Current Fund or each New Fund, as appropriate, represents and warrants as follows:

               (a) The fair market value of the New Fund Shares of each New Fund received by each Shareholder will be approximately equal to the fair market value of the Current Fund Shares of the corresponding Current Fund surrendered in exchange therefor;

               (b) Immediately following consummation of the Reorganization, the Shareholders will own all the New Fund Shares of each New Fund and will own such shares solely by reason of their ownership of the Current Fund Shares of the corresponding Current Fund immediately before the Reorganization;

               (c) There is no intercompany indebtedness between a Current Fund and a New Fund that was issued or acquired, or will be settled, at a discount;

               (d) Immediately following consummation of the Reorganization, each New Fund will hold the same assets, except for assets distributed to shareholders in the course of its business as a RIC and assets used to pay expenses incurred in connection with the Reorganization, and be subject to the same liabilities that the corresponding Current Fund held or was subject to immediately prior to the Reorganization. Assets used to pay (i) expenses, (ii) all redemptions (other than redemptions at the usual rate and frequency of the Current Fund as a series of an open-end investment company), and (iii) distributions (other than regular, normal distributions), made by a Current Fund after the date of this Agreement will, in the aggregate, constitute less than one percent (1%) of its net assets; and

               (e) No New Fund will provide any consideration other than New Fund Shares of the applicable New Fund and the New Fund’s assumption of the Liabilities of the corresponding Current Fund) in exchange for the Assets of the applicable Current Fund, and no consideration other than New Fund Shares of the applicable New Fund will be received by the Shareholders of a Current Fund in connection with the Reorganization.

ARTICLE V
COVENANTS

          Section 5.1. The CRM Trust shall issue, prior to the Closing, 2,500 New Fund Shares in each New Fund Class of each New Fund that corresponds to a Current Fund Class to CRM in consideration of the payment of $10.00 per share for the purpose of enabling CRM to elect the following as the CRM Trust’s trustees: Louis Ferrante, Louis Klein, Jr., Clement C. Moore, II and Carlos A. Leal (to serve without limit in time, except as they may resign or be removed by action of the CRM Trust’s trustees or shareholders), to ratify the selection of the CRM Trust’s independent accountants, and to vote on the matters referred to in Section 5.2.

          Section 5.2. Prior to the Closing, the CRM Trust (on its own behalf of and with respect to each New Fund or each New Fund Class, as appropriate) shall enter into appropriate agreements for the operation of the CRM Trust, including any Investment Advisory Agreement, Administrative Services Agreement, Shareholder Services Agreement, Distribution Agreement, Custodian Agreements, and Transfer Agency Agreement; shall adopt service plans pursuant to Rule 12b-1 of the 1940 Act, a multiple class plan pursuant to Rule 18f-3 of the 1940 Act and shall enter into or adopt, as appropriate, such other agreements and plans as are necessary for each New Fund’s operation as a series of an open-end investment company. Each such agreement and plan shall have been approved by the CRM Trust’s trustees and, to the extent required by law, by such of those trustees who are not “interested persons” of the CRM Trust (as defined in the 1940 Act) and by CRM as the sole shareholder of each New Fund.

          Section 5.3. The WT Trust shall file with the SEC one or more post-effective amendments to the WT Trust’s Registration Statement on Form N-1A under the 1933 Act and the 1940 Act, as amended (the “WT Registration Statement”), that contain such amendments to such WT Registration Statement as are determined by the WT Trust to be necessary and appropriate to effect the Reorganization.

          Section 5.4. The CRM Trust shall file with the SEC one or more pre- or post-effective amendments to the CRM Trust’s Registration Statement on Form N-1A under the 1933 Act and the 1940 Act, as amended (the “CRM Registration Statement”; and together with the WT Registration Statement the “Registration Statements”), that contain such amendments to such CRM Registration Statement as are determined by the CRM Trust to be necessary and appropriate to effect the Reorganization.

ARTICLE VI
CONDITIONS PRECEDENT

          The obligations of the WT Trust, on its own behalf and on behalf of each Current Fund, and the CRM Trust, on its own behalf and on behalf of each New Fund, will be subject to (a) performance by the other party of all its obligations to be performed hereunder at or before the Effective Time, (b) all representations and warranties of the other party contained herein being true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated hereby, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, and (c) the further conditions that, at or before the Effective Time:

          Section 6.1. This Agreement and the Reorganization shall have been approved by the Board of Trustees of each of the WT Trust and the CRM Trust and shall have been recommended for approval to the Current Fund Shareholders by the WT Trust’s Board of Trustees.

          Section 6.2. The Shareholders of the Current Funds shall have approved this Agreement and the transactions contemplated by this Agreement in accordance with applicable law.

          Section 6.3. All necessary filings shall have been made with the SEC and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby. All consents, orders, and permits of federal, state, and local regulatory authorities (including the SEC and state securities authorities) deemed necessary by either the WT Trust or the CRM Trust to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain such consents, orders, and permits would not involve a risk of a material adverse effect on the assets or properties of either a Current Fund or a New Fund, provided that either the WT Trust or the CRM Trust may for itself waive any of such conditions.

          Section 6.4. Each of the WT Trust and the CRM Trust shall have received an opinion from Bingham McCutchen LLP that the Reorganization qualifies as a reorganization under Section 368(a)(1)(F) of the Code, and will not give rise to the recognition of income, gain or loss for federal income tax purposes to the WT Trust, the CRM Trust or the shareholders of the WT Trust. In rendering such opinion, such counsel may rely as to factual matters, exclusively and without independent verification, on the representations made in this Agreement (and in separate letters of representation that the WT Trust and the CRM Trust shall use their best efforts to deliver to such counsel upon request) and the certificates delivered pursuant to Section 3.4.

          Section 6.5. No stop-order suspending the effectiveness of either of the Registration Statements shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the SEC (and not withdrawn or terminated).

At any time prior to the Closing, any of the foregoing conditions (except those set forth in Section 6.1) may be waived by the trustees of either the WT Trust or the CRM Trust if, in their judgment, such waiver will not have a material adverse effect on the interests of the Current Funds’ shareholders.

ARTICLE VII
EXPENSES

          All expenses incurred in connection with the transactions contemplated by this Agreement (regardless of whether they are consummated) will be borne by the parties as they mutually agree.

ARTICLE VIII
ENTIRE AGREEMENT

          Neither party has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the parties in relation to the subject matter hereof.

ARTICLE IX
AMENDMENT

          This Agreement may be amended, modified, or supplemented at any time, notwithstanding its approval by the Current Funds’ Shareholders, in such manner as may be mutually agreed upon in writing by the parties; provided that following such approval no such amendment may have the effect of reducing the number of the New Fund Shares to be issued to the Current Fund Shareholders under this Agreement to the detriment of such Shareholders without their further approval.

ARTICLE X
TERMINATION

          This Agreement may be terminated at any time at or prior to the Effective Time, whether before or after approval by the Current Funds’ Shareholders, by: (a) either the WT Trust or the CRM Trust if the conditions specified in Article VI hereof shall not have been satisfied or waived or (b) the Trustees of the WT Trust or the Trustees of the CRM Trust if the Trustees determine for any reason, in their sole judgment and discretion, that the consummation of the Reorganization would be inadvisable or not in the best interests of the WT Trust, the CRM Trust, and its respective Shareholders.

ARTICLE XI
MISCELLANEOUS

          Section 11.1. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusive of any choice of law rules that would require or permit the application of the laws of another jurisdiction; provided that, in the case of any conflict between such laws and the federal securities laws, the latter shall govern.

          Section 11.2. Nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm, trust, or corporation other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

          Section 11.3. The execution and delivery of this Agreement have been authorized by the WT Trust’s trustees and the CRM Trust’s trustees, and this Agreement has been executed and delivered by authorized officers of the WT Trust and the CRM Trust acting as such; neither such authorization by such trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them or any shareholder of the WT Trust or the CRM Trust personally, but shall bind only the assets and property of the Current Funds and the New Funds, as provided in the Agreement and Declaration of Trust of each of the WT Trust and the CRM Trust, respectively.

          Section 11.4. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 11.5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officers as of the day and year first written above.

WT Mutual Fund, on behalf of each of its series listed in Schedule A to this Agreement

Attest:	By:
Name:
Title:

CRM Mutual Fund Trust, on behalf of each of its series listed in Schedule A to this Agreement

Attest:	By:
Name:
Title:

SCHEDULE A

Current Funds:	New Funds:
CRM Small Cap Value Fund	CRM Small Cap Value Fund
CRM Small/Mid Cap Value Fund	CRM Small/Mid Cap Value Fund
CRM Mid Cap Value Fund	CRM Mid Cap Value Fund
CRM Large Cap Value Fund	CRM Large Cap Value Fund

SCHEDULE B

Current Fund Classes:	New Fund Classes:
CRM Small Cap Value Fund	CRM Small Cap Value Fund
Institutional Shares	Institutional Shares
Investor Shares	Investor Shares

CRM Small/Mid Cap Value Fund	CRM Small/Mid Cap Value Fund
Institutional Shares	Institutional Shares
Investor Shares	Investor Shares

CRM Mid Cap Value Fund	CRM Mid Cap Value Fund
Institutional Shares	Institutional Shares
Investor Shares	Investor Shares

CRM Large Cap Value Fund	CRM Large Cap Value Fund
Institutional Shares	Institutional Shares
Investor Shares	Investor Shares